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Exhibit 10.33

CASINO LEASE AGREEMENT

        THIS CASINO LEASE AGREEMENT ("Archon Lease") is made and entered into as of the 4th day of October, 2002, by and between Duke's-Sparks LLC, a Nevada limited liability company, as lessor ("Lessor"), and Archon Sparks Management Company, a Nevada corporation, as lessee ("Lessee"), with reference to the following facts and objectives:

        (a)  Lessor owns that certain improved real property consisting of a restaurant, bar, casino and related assets commonly known as Duke's Casino located at 1324 Victorian Avenue, in the City of Sparks, County of Washoe, State of Nevada.

        (b)  By that certain Casino Lease dated February 15, 2002, Lessor entered into a lease with Pioneer Hotel, Inc., a Nevada corporation ("Pioneer") for the casino area within Duke's Casino (the "Casino Lease").

        (c)  By that certain Assignment and Assumption of Casino Lease with an effective date of March 15, 2002, (i) Pioneer assigned all of its right, title, and interest in the Casino Lease to Lessee, (ii) Lessee agreed to assume all of Pioneer's obligations under the Casino Lease, and (iii) Lessor consented to the assignment of the Casino Lease from Pioneer to Lessee.

        (d)  Pursuant to Section 1.2 of the Casino Lease, on August 13,2002, Lessee gave written notice of termination of the Casino Lease, which termination shall be effective on the midnight immediately succeeding 11:59 p.m. on August 15,2002.

        (e)  Lessor and Lessee now desire to enter into this Archon Lease to reflect, among other matters, that Lessor shall lease all of Duke's Casino to Lessee, and the parties desire to replace the terminated Casino Lease in its entirety as set forth herein.

ARTICLE 1
LEASED PREMISES AND TERM

        1.1    Leased Premises.    The "Leased Premises" consist of the entire property known as Duke's Casino in Sparks, Nevada, including, without limitation, the casino area, restaurant, bar, offices, parking areas, cashier's cage, count room, surveillance room or area, all as shown on Exhibit 1.1 attached hereto and incorporated herein by reference, together with all furniture, fixtures and equipment used in connection therewith.

        1.2    Lease Term.    The term of this Archon Lease (the "Lease Term") shall commence on the first day of the month (the "Commencement Date") immediately following the month in which Lessee has obtained all licenses, findings of suitability, and approvals required in order for Lessee to lawfully conduct gaming activities at the Leased Premises (collectively, "Gaming Approval") from the Nevada Gaming Control Board, Nevada Gaming Commission, the City of Sparks and any other governmental agency having jurisdiction over the Leased Premises (collectively, the "Gaming Authorities" and individually, a "Gaming Authority"). Notwithstanding the preceding sentence, the Commencement Date shall not occur until all of the remodeling work being performed by Lessor on the Leased Premises has been substantially completed and the City of Sparks has issued a certificate of occupancy for the Leased Premises. Except as otherwise provided herein, the Lease Term shall expire (the "Termination Time") on the midnight immediately succeeding 11:59 p.m. on the date which is the earlier of the following: (a) three (3) years after the Commencement Date, or (b) the date which is the first (1st) day of the month which immediately follows the month in which Lessor has received Gaming Approval to operate the casino within the Leased Premises. Lessor and Lessee may agree to extend the termination time from time to time provided such extension is in writing. If at any time (a) Lessor or any person associated in any way with Lessor, (i) is denied Gaming Approval with respect to the leased premises by Gaming Authorities, (ii) is required by the Gaming Authorities to apply for Gaming Approval and does not apply within any required time limit, as the same may be extended by such Gaming

Authorities, or (iii) withdraws any application for Gaming Approval other than upon a determination by the applicable Gaming Authority that such Gaming Approval is not required for Lessor or any affiliate or (b) any Gaming Authority commences or threatens to commence any suit or preceding against Lessor or any affiliate of Lessor or to terminate or deny any Gaming Approval of Lessor or any affiliate of Lessor as a result of this Archon Lease, Lessee may terminate this Archon Lease upon ten (10) business days notice to Lessor.

        1.3    Entry.    Lessor may enter the Leased Premises upon at least forty-eight (48) hours written notice to Lessee to (i) inspect the Leased Premises, (ii) determine whether Lessee is complying with all its obligations hereunder, and (iii) make "Repairs" as defined below in accordance with this Archon Lease. In no event shall Lessor have access to any area for which access is restricted in accordance with Nevada gaming laws, except pursuant to such laws.

ARTICLE 2
GAMING FF&E

        2.1    Gaming FF&E.    For purposes of this Archon Lease, "Gaming FF&E" means all Gaming Devices as that term is defined in NRS 463.0155, Associated Equipment as that term is defined in NRS 463.0136, and any other furniture, fixtures and equipment used by Lessee in its gaming activities at the Leased Premises that are acquired or leased by Lessee and used at the Leased Premises during the Lease Term. It is contemplated by the parties that the specific Gaming FF&E will consist primarily of (a) Gaming Devices acquired by Lessee from International Game Technology ("IGT") through a capital lease or other finance contract (the "IGT Equipment"), and (b) a gaming system acquired by Lessee from Konami Gaming, Inc. which Lessee will have acquired for use at the Leased Premises (the "Gaming System"). Attached hereto as Exhibit 2.1 is a list of the Gaming FF&E Lessee has agreed to purchase or finance for use at the Leased Premises, including an amortization schedule for such Gaming FF&E.

        2.2    Lessee's Cash.    On the Commencement Date, Lessee shall be required to have on hand all necessary cash or cash equivalents for use in the Leased Premises as reasonably required for initial fills or loads for the Gaming Devices, all amounts required by the Gaming Authorities for minimum bankroll purposes, and for the payment of all license fees necessary to commence casino operation (collectively, "Lessee's Cash").

ARTICLE 3
RENT

        3.1    Base Rent.    Lessee shall pay to Lessor a base rent ("Rent"), without deduction or offset, in arrears in equal consecutive monthly installments commencing thirty (30) days after Commencement Date and continuing thereafter on the first day of each calendar month of the Lease Term in the amount of Eighty-one Thousand Two Hundred Sixteen and No/100 Dollars ($81,216.00) for each month of the Lease Term. If this Archon Lease shall commence or expire on a day other than the last day of a calendar month, the Rent for any such month shall be prorated on the basis of a thirty (30) day month. Rent shall be payable without notice or demand in lawful money of the United States to Lessor at the address stated herein for notices as set forth in Section 15.5 below or to such other address or such other persons as Lessor may designate to Lessee in writing. Rent will be subject to change in the event there is an increase in the First Mortgage Interest Rate to fourteen percent (14%).

        3.2    Defined Terms.    For purposes of this Article 3, the term Property Taxes shall mean the aggregate amount of all real estate taxes, assessments (whether they be general or special), sewer rents and charges, transit taxes, taxes based upon the receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary, which Lessor shall pay or become obligated to pay in connection with Leased Premises, or any part thereof. The term Operating

Expenses shall mean all costs, fees, disbursements and expenses paid or incurred by or on behalf of Lessor in the operation, ownership, maintenance, repair, security, cleaning, security, and surveillance of Leased Premises.

        3.3    Additional Rent.    During the Lease Term, Lessee shall pay to Lessor as rental for the Leased Premises the Rent described in Section 3.1 above, the Property Taxes and the Operating Expenses. Lessee shall pay the Property Taxes for Leased Premises on a timely bases after written notification from Lessor as to the amount of the Property Taxes. Lessee shall pay the Operating Expenses for Leased Premises on a timely basis.

        3.4    Utilities.    During the Lease Term, Lessee shall also pay for Utilities for the Leased Premises on a timely basis. For purposes of this Section 3.4, the term Utilities shall include without limitation, all electrical power, gas, oil, water, phone, cable services and garbage collection.

ARTICLE 4
USE; MAINTENANCE; ALTERATIONS; MECHANICS' LIENS

        4.1    Use.    Lessee shall use the Leased Premises as a casino, bar and restaurant or for any other lawful purpose or purposes consented to by Lessor. Subject to such closure(s) of all or a part of the Leased Premises as from time to time may be necessary to make repairs, replacements, restorations or improvements required or permitted by this Archon Lease, Lessee shall operate the Leased Premises and shall keep the Leased Premises open for business continuously during all such hours and on such days as is customary for casinos in the Reno/Sparks metropolitan area. Lessee shall carry on the business of the Leased Premises in compliance with all applicable statutes, ordinances, resolutions, rules, regulations, orders or other requirements (collectively "Laws") of any governmental authority having jurisdiction over the Leased Premises in effect on the Commencement Date or at any time during the Lease Term, provided that in no event shall Lessee be required to make any capital improvement or alteration. Without limiting the generality of the foregoing, Lessee at its cost shall obtain and maintain any and all such business licenses and permits as are required by applicable law in connection with operation of the Leased Premises including, without limitation, the Gaming Approval.

        4.2    Alterations.    Lessee shall not make any other additions or changes to the Leased Premises ("Alterations") without first obtaining Lessor's consent, which shall not be unreasonably withheld or delayed. Any Alterations made by Lessee pursuant to this Section shall remain on and be surrendered with the Leased Premises on expiration or earlier termination of the Lease Term.

        4.3    Lessee's Mechanics' Liens.    Lessee shall pay all costs of construction done by or for Lessee on the Leased Premises as permitted by this Archon Lease. Lessee shall keep the Leased Premises free and clear of any mechanics' lien resulting from any such construction; provided, however, that Lessee shall have the right to contest the correctness or validity of any such lien if, promptly on demand of Lessor, Lessee procures a bond and secures the release of the lien.

        4.4    Lessor's Rights and Obligations Regarding Alterations and Improvements.    Lessor may, at its sole cost and expense, make or cause to be made such repairs, alterations, additions, improvements, remodeling, renovations, renewals and replacements (collectively, the "Repairs") to or of the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing, vertical transportation and other elements of the Leased Premises or any other part of the Leased Premises or any equipment or improvements thereon, other than the Gaming FF&E, as Lessor in its sole discretion shall deem to be necessary and advisable. Lessor must give Lessee prior written notice of Lessor's intention to undertake Repairs at least six (6) days prior to undertaking such Repairs, except in the case of an emergency in which case no notice or such notice (which may be telephonic) as may be reasonably practicable shall be required. Repairs must comply with all applicable laws. Lessor shall cause any such Repairs to be made in such manner as to interfere as little as practically possible with the conduct of Lessee's business in the Leased Premises.

        4.5    Lessor's Mechanics' Liens.    Lessor shall pay all costs of construction done by or for Lessor on Leased Premises. Lessor shall keep Leased Premises free and clear of any mechanics' lien resulting from any such construction. In the event of Lessor does not keep Leased Premises free and clear of any mechanics' liens, Lessee may, but shall not be obligated to, make the payments to remove the mechanics' liens, without waiving or releasing Lessor of its obligations under this Archon Lease. Any sums so paid by Lessee and all necessary incidental costs, together with interest thereon at the lesser of the maximum rate permitted by law if any or ten percent (10%) per annum from the date of such payment, shall be set off against the Rent payable to Lessor.

        4.6    Lessee's Rights Regarding Mortgages.    In the event of a default by Lessor under any deed of trust, mortgage or other security interest encumbering Leased Premises or any personal property, furniture, fixtures or equipment contained within Leased Premises or used in the operation thereof ("Security Instrument"), Lessee may, but shall not be obligated to, cure and make all necessary payments under any Security Instrument, without waiving or releasing Lessor of its obligations under this Archon Lease. Any sums so paid by Lessee and all necessary incidental costs, together with interest thereon at the lesser of the maximum rate permitted by law if any or ten percent (10%) per annum from the date of such payment, shall be set off against the Rent payable to Lessor pursuant to this Archon Lease.

ARTICLE 5
LESSOR SERVICES; UTILITIES

        5.1    Utilities.    Subject to Section 3.4 above, Lessor, at Lessor's sole cost and expense, shall, throughout the Lease Term, provide the Leased Premises with all necessary and appropriate utility services (including, without limitation, power, gas, heating and air conditioning, garbage collection, phone and cable services).

        5.2    Point-of-Sale System.    In addition to the equipment set forth in Section 5.2 above, Lessor shall install a point-of-sale system at Leased Premises for use by Lessee in connection with its operation of the Leased Premises.

ARTICLE 6
INDEMNITY

        6.1  Lessee shall indemnify and defend Lessor and hold Lessor harmless from and against any and all costs and expenses (including reasonable attorneys' fees) incurred by Lessor as a result of the breach of any term, covenant or condition of this Archon Lease by Lessee or as a result of any actual or alleged injury, damage or loss to any person or property occurring in, on or about the Leased Premises, unless caused by the negligence or wilful misconduct of Lessor, its agents, employees or contractors. Lessor shall indemnify and defend Lessee and hold Lessee harmless from and against any and all costs and expenses (including reasonable attorneys' fees) incurred by Lessee as a result of the breach of any term, covenant or condition of this Archon Lease by Lessor or as a result of any actual or alleged injury, damage or loss to any person or property occurring in, on or about the Leased Premises, unless caused by the negligence or wilful misconduct of Lessee, its agents, employees or contractors. A party's obligation under this Section to indemnify, defend and hold the other party harmless shall be limited to the amount that exceeds the amount of insurance proceeds, if any, received by the party being indemnified and defended.

ARTICLE 7
INSURANCE

        7.1    Property Insurance.    Lessee at its cost shall procure and maintain "all risk" property damage insurance insuring the Gaming FF&E in an amount equal to the full replacement value of the Gaming

FF&E. The insurance policy shall be issued in the names of Lessee and Lessor as their interests appear, and shall provide that any proceeds shall be payable to Lessee.

        7.2    Liability Insurance.    Lessee at its cost shall procure and maintain commercial general liability insurance with a single combined limit (including umbrella coverage) of not less than Five Million Dollars ($5,000,000) insuring against any and all liability of Lessor, Lessee and their agents and employees arising out of and in connection with the use or occupancy of Leased Premises. Both Lessor and Lessee shall be named as an additional insured, and the policies shall contain contractual liability endorsements insuring the liability under the indemnity covenants of this Archon Lease.

        7.3    Property Insurance.    Lessor shall procure and maintain "all-risk" property insurance, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting of pipes, explosion, in an amount not less than one hundred percent (100%) of the replacement cost covering (a) Leased Premises; and (b) Lessor's trade fixtures, equipment and other personal property from time to time situated in Leased Premises. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. The insurance policy shall be issued in the names of Lessee and Lessor as their interests appear, and shall provide that any proceeds shall be payable to Lessor.

        7.4    Delivery of Policies.    An executed copy of each policy of insurance required hereunder, or a certificate of the policy, shall be delivered by Lessor to Lessee or by Lessee to Lessor, as the case may be, within ten (10) days after the Commencement Date.

        7.5    Other Insurance.    Each party may also maintain at its cost such other coverages in such amounts as it may determine. Policies of insurance purchased by any party under this Section will be in the name of such party and any proceeds will be payable to such party.

        7.6    Form of Policies.    Each insurance policy and certificate shall provide, in effect, that the policy will be renewed and further renewed on substantially the same terms and conditions unless the insurer shall give Lessee and Lessor at least thirty (30) days' notice in writing of the insurer's unwillingness to renew. The insurance coverage required to be carried under this Archon Lease shall (a) be written by companies rated "A" or better in current edition of "Best's Insurance Reports" and authorized to do business in Nevada, and (b) name any parties reasonably designated by Lessor or Lessee, as applicable, including any mortgagee, as additional insureds.

ARTICLE 8
TAXES

        8.1    Taxes on Personalty.    Lessee shall pay before delinquency all taxes, assessments, license fees and other charges levied or assessed against the Gaming FF&E during the Lease Term.

        8.2    Payment of Taxes.    Lessor shall notify Lessee of the taxes payable by Lessee hereunder, and immediately on receipt of the tax bill shall furnish Lessee a copy of the same. Lessee shall pay the taxes no later than the taxing authority's delinquency date or ten (10) days after receipt of a copy of the tax bill, whichever is later. If permitted by applicable law, Lessee may pay any tax in installments as determined by Lessee in Lessee's reasonable business judgment.

        8.3    Proration.    Personal property taxes payable pursuant to this Article 8 shall be prorated on a time basis for any partial tax year.

ARTICLE 9
DAMAGE OR DESTRUCTION

        9.1    Major Destruction.    If all or any portion of the Leased Premises is so damaged or destroyed as to materially impair Lessee's operation of the Leased Premises or the results of operations therefrom, either party may terminate this Archon Lease by written notice to the other within thirty (30) days after such damage or destruction. Any such termination shall be effective as of the date of such notice.

        9.2    Other Damage or Destruction.    If this Archon Lease is not terminated as a result of damage or destruction, Lessor shall promptly repair all damaged portions of Leased Premises, and Lessee shall repair or replace the Gaming FF&E.

ARTICLE 10
EMINENT DOMAIN

        10.1    Definitions.    For purposes of this Article 10, "Eminent domain" means (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a condemnor, and (ii) any sale or other transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings or condemnation are pending. "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial condemnation. "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

        10.2    Major Taking.    If all or any portion of the Leased Premises is taken by eminent domain so as to materially impair Lessee's operation of the Leased Premises or the results of operations therefrom, either party may terminate this Archon Lease. If either party so elects to terminate this Archon Lease, that party shall notify the other party of the same within thirty (30) days after the nature and extent of the taking have been finally determined. Such notice shall specify the date of termination of this Archon Lease, which date shall not be earlier than thirty (30) days nor later than sixty (60) days after the date on which the termination notice is given.

        10.3    Other Taking.    If this Archon Lease is not terminated as a result of a taking, Lessor shall promptly repair all untaken portions of Leased Premises and replace any taken Gaming FF&E so as to enable Lessee to recommence operation of the Leased Premises in as close as practicable to the manner such business was conducted prior to the taking.

        10.4    Awards Distribution.    Any Award with respect to interference with Lessee's business shall be payable to Lessee. Any other Award shall be payable to Lessor.

ARTICLE 11
ASSIGNMENT AND SUBLETTING

        11.1     Lessee shall not voluntarily assign, mortgage or transfer or encumber its interest in the Archon Lease or in the Leased Premises without first obtaining Lessor's consent.

ARTICLE 12
EVENTS OF DEFAULT AND REMEDIES

        12.1    Lessee Event of Default.    The occurrence of any one or more of the following shall constitute a "Lessee Event of Default":

          (a)  Lessee shall fail to pay Rent when due, if such failure continues for ten (10) days after written notice of the same has been given to Lessee; or

          (b)  Lessee shall fail to perform any other provision of this Archon Lease to be performed by Lessee, if such failure continues for thirty (30) days after written notice of the same has been given to Lessee (provided, however, that if the default cannot reasonably be cured within thirty (30) days, Lessee shall not be in default of this Archon Lease if Lessee commences to cure such default during such 30-day period and proceeds diligently to cure the default); or

          (c)  Lessee shall fail to possess at all times during the Lease Term all necessary licenses and findings of suitability for the operation of a casino at the Leased Premises.

        12.2    Remedies Upon Lessee Default.    Upon the occurrence of a Lessee Event of Default, Lessor may terminate Lessee's right to possession of the Leased Premises by giving notice to Lessee of the same, whereupon this Archon Lease shall terminate. The remedies afforded to Lessor by this Archon Lease shall be cumulative and in addition to any one or more remedies now or later available by law.

        12.3    Lessor Event of Default.    The occurrence of any one or more of the following shall constitute a "Lessor Event of Default":

          (a)  Lessor shall fail to perform any provision of this Archon Lease to be performed by Lessor, if such failure continues for thirty (30) days after written notice of the same has been given to Lessor (provided, however, that if the default cannot reasonably be cured within thirty (30) days, Lessor shall not be in default of this Archon Lease if Lessor commences to cure such default during such 30-day period and proceeds diligently to cure the default); or

          (b)  Lessor shall file a voluntary petition of bankruptcy or a petition or answer seeking reorganization, arrangement, composition or similar relief under present or future federal bankruptcy laws or other applicable law of the United States of America or any state thereof, or shall file a petition to take advantage of any present or future insolvency act or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall consent to the appointment of any receiver, trustee or liquidator of all or a substantial part of its property, or if any petition seeking any of the aforementioned relief shall be commenced against Lessor, and if such proceeding is not dismissed within sixty (60) days after such proceeding is commenced.

        12.4    Remedies Upon Lessor Default.    Upon the occurrence of a Lessor Event of Default, Lessee may terminate this Archon Lease. The remedies afforded to Lessee by this Archon Lease shall be cumulative and in addition to any one or more remedies now or later available by law.

        12.5    Late Payments.    Should Lessee fail to pay any other sum when due hereunder, such amount shall bear interest at the rate of five percent (5%) per annum from the date due until the date paid.

ARTICLE 13
LEASE TERMINATION

        13.1    Lease Termination.    Upon termination or expiration of this Archon Lease:

          (a)    Possession.    Lessee shall surrender the possession of the Leased Premises to Lessor.

          (b)    Cash on Hand.    Subject to Lessor receiving the Gaming Approval, at the Termination Time the parties shall determine the amount of cash on hand at the Leased Premises, including, without limitation, cage cash, cash in cage banks, and cash in Gaming Devices ("Cash on Hand"). For purposes of this Section deposits by Lessee with third parties shall be deemed cash on hand so long as such deposits are in the form of cash. To the extent that any such deposits are not in the form of cash, Lessor shall cause such deposits to be replaced in such form as such deposits then exist. All such deposits paid by Lessor to Lessee or replaced by Lessor shall be the sole property of Lessor at the Termination Time. Lessor shall immediately make a payment to Lessee for the amount of the Cash on Hand; provided, however, that in the event the amount of the Cash on Hand is less than the original amount of Lessee's Cash, Lessor shall immediately pay the difference to Lessee.

          (c)    Employees.    Lessor shall hire, effective at and upon the Termination Time, and will maintain or cause to be maintained for a period of at least ninety (90) days after the Termination Time (other than termination upon good cause), all of Lessee's employees at the Leased Premises, on terms and conditions reasonably comparable to those in effect on the Commencement Date. To the extent that Lessor fails to comply with any of the foregoing covenants, Lessor agrees that it shall be responsible for the payment of any and all costs, charges, penalties, compensation, severance pay, and liabilities arising under the WARN Act, if any, and Lessor agrees to indemnify, defend and hold Lessee harmless from and against any and all claims, causes of action, judgments, damages, penalties and liabilities asserted under the WARN Act, if any, whether against Lessor or Lessee, arising from Lessor's failure to comply with the foregoing covenants.

          (d)    Gaming FF&E.    Lessee shall sell the Gaming FF&E and/or assign its interest in any and all finance contracts or leases for the Gaming FF&E to Lessor effective upon the Termination Time. The purchase price for the Gaming FF&E shall be the unamortized cost of the Gaming FF&E on Lessee's books. In the case of leases for the Gaming FF&E, Lessor shall assume the balance of all of Lessee's obligations under such leases as of the Termination time. Lessor shall indemnify and defend Lessee and hold Lessee harmless from and against any and all liability, costs and expenses (including reasonable attorneys' fees) incurred by Lessee as a result of the breach of this Section by Lessor. Specifically, Lessor shall purchase the IGT Equipment from Lessee by assuming Lessee's obligation to IGT under the capital lease or finance contract effective as of the Termination Time. Lessor acknowledges that IGT has agreed to allow Lessor to assume such finance contracts with IGT as long as Ray Brown, Kevin Hogan and Chris Lowden agree to personally guarantee such financing shall be mutually agreed upon by the parties.

        In the event Lessor has not received the Gaming Approval or any other approvals necessary for Lessor to own or hold title to the Gaming FF&E as of the Termination Time, Lessor shall be obligated to assume all obligations or pay all amounts to Lessee that are owed to IGT, other vendors of the Gaming FF&E, or to Lessee under the Gaming System Financing, commencing effective as of the Termination Time, as if Lessor was purchasing such Gaming FF&E. Notwithstanding the foregoing, Lessee shall continue to hold title to the Gaming FF&E until Lessor receives all approvals necessary for Lessor to own or hold title to the Gaming FF&E. Upon receipt of all approvals necessary for Lessor to own or hold title to the Gaming FF&E, Lessee shall transfer title to the Gaming FF&E to Lessor subject to all security interests.

          (e)    Progressive Liability.    At the Termination Time, Lessee shall certify to Lessor the amount of Lessee's incremental progressive prizes (the amount owing on a machine, less the base amount) associated with slot machines and other coin operated Gaming FF&E (the "Progressive Liability"). Lessor shall assume all of the Progressive Liability as of the Termination Time. Lessor shall indemnify and defend Lessee and hold Lessee harmless from and against any and all liability, costs and expenses (including reasonable attorneys' fees) incurred by Lessee as a result of the breach of this Section by Lessor.

          (f)    Closing Memorandum.    Lessee shall prepare a closing memorandum in compliance with the requirements of the Gaming Authorities and shall submit such closing memorandum to the Gaming Authorities and Lessor prior to the Termination Time. Such memorandum shall be submitted to the Gaming Authorities within sufficient time to allow their review and approval prior to the Termination Time.

          (g)    Reimbursement of Expenses.    At the Termination Time, Lessor shall reimburse Lessee for a prorated amount of all expenditures made by Lessee during the Lease Term for liquor or gaming taxes that Lessor receives credit for after the Termination Time.

        13.2    Procedures.    The parties acknowledge and agree that to most efficiently calculate certain amounts pursuant to this Article 13 certain counts and determinations may be made at shift end or other times which may or may not exactly coincide with the Termination Time. The parties shall cooperate with each other to develop a reasonable procedure for effectuating such counts and calculations, recognizing that the same may take time and may not most practicably be conducted exactly at the Termination Time. In any event, such procedure shall be consistent with the memorandum submitted to the Gaming Authorities pursuant to Section 13.1(f).

ARTICLE 14
SUBORDINATION

        14.1    Subordination; Non-Disturbance.    This Archon Lease is and shall be subject and subordinate in all respects to any mortgage or deed of trust affecting the Leased Premises and granted by Lessor to any lender on or after the date of this Archon Lease, and Lessee shall execute and deliver to any such lender such documentation such lender may reasonably require to evidence the subordination of this Archon Lease. Subject to Section 14.2 below, if the interests of Lessor under the Archon Lease shall be transferred to any mortgagee or other purchaser or person taking title to Leased Premises by reason of foreclosure of any mortgage or deed of trust, Lessee shall be bound to such successor Lessor under all of the terms, covenants and conditions of the Archon Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Archon Lease, with the same force and effect as if successor Lessor were the Lessor under the Archon Lease, and Lessee shall attorn to and recognize as Lessee's Lessor under this Archon Lease such successor Lessor, as its Lessor, said attornment to be effective and self-operative without the execution of any further instruments upon successor Lessor's succeeding to the interest of Lessor under the Archon Lease. Concurrently, Lessor shall obtain a Non-Disturbance Agreement from the successor Lessor. Such Non-Disturbance Agreement shall be in a form acceptable to Lessee.

        14.2    Gaming Matters.    If at any time (a) the successor Lessor or any person associated in any way with the successor Lessor is (i) denied Gaming Approval with respect to the Leased Premises by the Gaming Authorities, (ii) is required by the Gaming Authorities to apply for Gaming Approval and does not apply within any required time limit, as the same may be extended by such Gaming Authorities, or (iii) withdraws any application for Gaming Approval other than upon a determination by the applicable Gaming Authority that such Gaming Approval is not required for Lessor or any affiliate, Lessee shall not be bound to any successor Lessor and shall have the right to terminate the Archon Lease as provided in Section 1.2 above.

ARTICLE 15
MISCELLANEOUS

        15.1    Governing Law.    This Archon Lease shall be construed in accordance with and governed by the laws of the State of Nevada.

        15.2    Severability.    The unenforceability, invalidity or illegality of any provision hereof shall not affect the enforceability, validity or legality of any other provision hereof, and any such unenforceable, invalid or illegal provision shall be limited only to the extent necessary to conform to applicable law and so as to most closely carry out the intent of the parties hereto as expressed herein.

        15.3    Construction.    No provision of this Archon Lease shall be construed in favor of or against either party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof or by reason of the extent to which such provision or any other provision of this Archon Lease is inconsistent with any prior draft hereof.

        15.4    Captions.    The captions of the Articles and Sections of this Archon Lease have been inserted for convenience only, and shall not be used in any way to modify, construe or otherwise affect this Archon Lease. All references to Sections hereof include all subsections of such Sections.

        15.5    Notices.    Any and all notices that either party hereto desires or is required to give to the other party pursuant to this Archon Lease shall be in writing and delivered in person, sent by overnight courier (with confirmation of delivery) or sent by express, certified or priority U.S. mail postage prepaid (return receipt requested), addressed as follows:

If to Lessor:	Duke's-Sparks, LLC 1324 Victorian Avenue Sparks, Nevada 89431 Attn: Chris Lowden
If to Lessee:	Archon Sparks Management Company 3993 Howard Hughes Parkway, Suite 630 Las Vegas, Nevada 89109 Attn: Charles Sandefur

or to such other person or place as either party hereto may designate in writing in the manner provided herein for giving notice. Each such notice so delivered, couriered or mailed shall be deemed delivered when personally delivered, as of the first business day after the date so sent by courier, or as of the third business day after the date so sent by mail, as the case may be.

        15.6    Successors in Interest.    The provisions of this Archon Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Archon Lease, express or implied, is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any right or remedy under or by reason of this Archon Lease.

        15.7    No Merger.    The voluntary or other surrender of this Archon Lease by Lessee or actual termination or other cancellation thereof shall not work a merger, and shall, at Lessor's sole option, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Lessor of all rights of Lessee under or pursuant to such subleases or subtenancies.

        15.8    Attorneys' Fees.    In the event that any action, suit or proceeding is commenced under or in connection with this Archon Lease or for the recovery of possession of the Leased Premises, including any insolvency or bankruptcy proceeding, the losing party shall pay to the prevailing party in any such action, suit or proceeding the reasonable attorneys' fees incurred by the prevailing party in connection therewith, together with all costs and expenses of the prevailing party.

        15.9    Counterparts.    This Archon Lease may be entered into in more than one counterpart, each of which shall be deemed an original when executed, and which together shall constitute but one and the same Archon Lease.

        15.10    Integration.    This Archon Lease contains all of the terms and conditions agreed upon by the parties hereto with respect to the subject matter hereof, and no representation, warranty or agreement not specifically made herein shall be deemed to exist or to bind any of the parties hereto with respect to the subject matter hereof.

        15.11    Termination of Casino Lease.    Upon full execution and delivery of this Archon Lease, the Casino Lease shall be deemed terminated and shall be superseded in all respects by this Archon Lease.

        15.11    Amendments.    This Archon Lease may not be amended or supplemented except by a writing signed by the party or parties to be bound thereby.

        15.12    Cooperation.    Lessor and Lessee shall each render the other its full and complete cooperation in effectuating the provisions hereof. Without limiting the generality of the foregoing, Lessor shall fully cooperate with the Gaming Authorities so that Lessee may lawfully conduct gaming activities at the Leased Premises, including, without limitation, provision of such information, books and records as may be requested by such authorities and compliance with all orders and requirements of such authorities.

        IN WITNESS WHEREOF, the parties hereto have executed this Archon Lease as of the date first written above.

LESSEE:		LESSOR:

ARCHON SPARKS MANAGEMENT COMPANY, a Nevada corporation		DUKE'S-SPARKS LLC, a Nevada limited liability company

By:	/s/ CHARLES W. SANDEFUR	By:	/s/ CHRISTOPHER LOWDEN

Its:	/s/ CFO	Its:	/s/ MEMBER

Approved and Agreed to by:

/s/ RAY BROWN Ray Brown

/s/ KEVIN HOGAN Kevin Hogan

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  Exhibit 10.33
CASINO LEASE AGREEMENT